Exhibit 99.1

For Immediate Release:	For more information contact:
August 14, 2012	James M. La Neve, Chief Financial Officer
765– 807–2640

Chromcraft Revington, Inc. Reports Second Quarter and First Half Results

West Lafayette, Indiana, August 14, 2012 – Chromcraft Revington, Inc. (NYSE Amex: CRC) today reported its results for the second quarter of 2012.  Sales for the second quarter of 2012 were $14,169,000 or 2.5% higher than the same period last year, extending the positive increases over the prior year quarter that began in the fourth quarter of 2011.   Sales for the six months ended June 30, 2012 were $28,056,000 or 6.7% higher than the first six months of 2011. Our net loss of $2,720,000 for the first six months of 2012 was 11.1% lower than the same period in 2011.

The net loss for the second quarter of 2012 was $1,974,000, as compared to $1,254,000 for the same period in 2011.  Most of the increased loss of $0.7 million compared to the second quarter of 2011 was primarily due to the termination of our revolving credit facility with First Business Capital Corp. resulting in $0.2 million of fees in selling, general and administrative expenses and $0.2 million of deferred financing fees in April 2012. Excluding the impact of approximately $0.4 million of one-time expenses for fees related to the cancellation of our former credit facility in April 2012, our operating profit for the second quarter was comparable to the same period last year.

The increase in sales for the second quarter of 2012 as compared to the prior year period was primarily due to increased shipments of commercial furniture, in particular office suites and waiting area furniture resulting from our acquisition of Executive Office Concepts, Inc. (“EOC”) in late March 2012, partially offset by lower sales of residential furniture product. The decrease in residential furniture shipments was primarily due to lower sales of bedroom furniture and occasional furniture.  We continue to face the challenges resulting from weak consumer demand for residential furniture in our product categories and price segment, which we believe is consistent with industry trends; the continuing economic difficulties which reflect the ongoing labor and housing market struggles and reduced consumer access to credit.  These factors led to a decrease in residential orders in the second quarter of 2012 compared to the first quarter of 2012.

Cash used in operating activities in the first six months of 2012 was $1.5 million as compared to $2.3 million used in the prior year period.  The improved cash flow was primarily due to a lower operating loss and an increase in cash from net working capital.  The Company had net borrowings on its revolving credit facility of $1.8 million in the first half of 2012 which was primarily used to fund the $1.5 million used for operating activities, the purchase of EOC and the payment of fees costs related to our new revolving credit facility with Gibraltar Business Capital, LLC. (“Gibraltar”) and the termination of our credit facility with First Business Capital.  Outstanding borrowings on the revolving credit facility at June 30 and August 10, 2012 were approximately $2.7 and $2.5 million, respectively.

Commenting on these results, Ronald H. Butler, Chairman and Chief Executive Officer, said “Despite the continuing low consumer confidence in the economy and the very difficult retail operating environment, we increased sales in the second quarter of 2012 as compared to the prior year period, largely due to increased sales of our commercial furniture products to the health care industry, primarily through our purchase of EOC.  The ongoing difficult operating environment in the residential furniture market will continue to be challenging in 2012.

Our acquisition in March 2012 of California-based EOC, with its commercial product lines, especially an extensive health care line, complement our current product line of seating, tables, and waiting area furniture.  In addition, the three year contract we were awarded late in 2011 with the Premier healthcare alliance is expected to boost our sales in this product line.  The health care sector continues to grow significantly and we believe this alliance continues to position the commercial line of our Chromcraft division favorably for the future. ”

 Mr. Butler continued, “We were not in compliance with a financial covenant under our revolving credit facility with Gibraltar at the end of the second quarter of 2012 because our net loss for the six month period ended June 30, 2012 exceeded the limit set for the covenant for that same period.  However, following our discussions with Gibraltar, they have agreed to waive this covenant for this period.

 Management has continued its efforts to reduce its net losses to be in compliance with the financial and other covenants in our credit facility for the third and fourth quarters of 2012.  These efforts focus on increasing sales volume in both the residential and commercial product markets.  Management’s anticipation of future growth is not contingent solely upon a significant improvement in the economic conditions for the furniture industry, but instead on identifying key opportunities in the residential and commercial product segments and providing the product and strong service to exceed our customers’ expectations.  These efforts also focus on gross margin improvement, primarily by implementing identified cost reductions and improving efficiencies in our operating facilities and supply chain process, as well as exploring pricing opportunities.  In addition, the Company will continue to closely monitor and control its selling, general and administrative expenses to be in line with its revenues.”

Chromcraft Revington® businesses design, manufacture and import residential and commercial furniture marketed primarily in the U.S.  The Company wholesales its residential furniture products under Chromcraft®, Cochrane®, Peters-Revington®, Southern Living®, and CR Kids & Beyond® primary brands.  It sells commercial furniture under the Chromcraft® and Executive Office Concepts brands.  The Company sources furniture from overseas suppliers, with domestic contract specialty facilities, and operates a U.S. manufacturing facility for its commercial furniture and motion based casual dining furniture in Mississippi and a manufacturing facility for office suites and other commercial furniture lines in California.

Certain information and statements contained in this news release are forward-looking statements.  These forward-looking statements can be generally identified as such because they include future tense or dates, are not historical or current facts, or include words such as “believe,”  “may,”  “expect,”  “intend,” “plan,” “anticipate,” or words of similar import.  Forward-looking statements express management’s current expectations or forecasts of future events or outcomes, but are not guarantees of performance or outcomes and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those in such statements.

Among such risks and uncertainties that could cause actual results or outcomes to differ materially from those identified in the forward-looking statements are the impact of the current economic difficulties in the United States and elsewhere; import and domestic competition in the furniture industry; our ability to execute our business strategies; our ability to grow sales and reduce expenses to eliminate our operating losses; continuation of the recent slowdown in the U.S. office furniture market; our ability to sell the right product mix; our inability to raise prices in response to increasing costs; our ability to fully utilize our current credit facility; our ability to raise additional financing, if needed; our ability to anticipate or respond to changes in the tastes or needs of our end users in a timely manner; supply disruptions with products manufactured in China, Vietnam and other Asian countries; continued credit availability under the Company’s credit facility; market interest rates; consumer confidence levels; cyclical nature of the furniture industry; consumer and business spending; changes in relationships with customers; customer acceptance of existing and new products; new home and existing home sales; financial viability of our customers and their ability to continue or increase product orders; loss of key management; other factors that generally affect business; and certain risks set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2011.

The Company does not undertake any obligation to update or revise publicly any forward-looking statements to reflect information, events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Condensed Consolidated Statements of Operations (unaudited)
Chromcraft Revington, Inc.
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,	July 2,	June 30,	July 2,
	2012	2011	2012	2011

Sales	$14,169	$13,822	$28,056	$26,302

Cost of sales	11,715	11,289	22,749	22,109

Gross margin	2,454	2,533	5,307	4,193

Selling, general and administrative expenses	4,143	3,719	7,648	7,107

Operating loss	(1,689)	(1,186)	(2,341)	(2,914)

Interest expense	(285)	(68)	(379)	(144)

Net loss	$(1,974)	$(1,254)	$(2,720)	$(3,058)

Basic and diluted loss per share of common stock	$(.39)	$(.26)	$(.55)	$(.64)

Shares used in computing basic and diluted loss per share	5,024	4,765	4,933	4,751

Condensed Consolidated Balance Sheets (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	June 30,	December 31,
	2012	2011

Assets

Accounts receivable, less allowance of $165 in 2012 and $150 in 2011	$7,214	$8,581
Inventories	13,916	14,194
Prepaid expenses and other	948	745
Current assets	22,078	23,520

Property, plant and equipment, net	6,525	6,483
Other assets	1,179	819

Total assets	$29,782	$30,822

Liabilities and Stockholders' Equity

Revolving credit facility	$2,697	$901
Current maturity of note payable	98	-
Accounts payable	3,771	3,955
Accrued liabilities	3,362	3,699
Current liabilities	9,928	8,555

Note payable	211	-
Deferred compensation	259	327
Other long-term liabilities	1,093	1,075
Total liabilities	11,491	9,957

Stockholders' equity	18,291	20,865

Total liabilities and stockholders' equity	$29,782	$30,822

Condensed Consolidated Statements of Cash Flows (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	Six Months Ended
	June 30,	July 2,
	2012	2011
Operating Activities
Net loss	$(2,720)	$(3,058)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	330	424
Non-cash share based and ESOP compensation expense	146	208
Provision for doubtful accounts	20	22
Write-off of deferred financing costs	186	-
Amortization of deferred financing costs	27	25
Non-cash inventory write-downs	-	134
Non-cash accretion expense	18	17
(Gain) loss on dosposal of assets	1	(2)
Changes in operating assets and liabilities, net of effect of acquired business
Accounts receivable	1,528	280
Inventories	616	262
Prepaid expenses and other	(128)	(109)
Accounts payable and accrued liabilities	(1,209)	(357)
Long-term liabilities and assets	(298)	(152)
Cash used in operating activities	(1,483)	(2,306)

Investing Activities
Capital expenditures	(61)	(25)
Proceeds on disposal of assets	3	2
Acquisition of business, net of cash acquired	(138)	-
Cash used in investing activities	(196)	(23)

Financing Activities
Deferred financing cost	(117)	-
Net borrowings on revolving credit facility	1,796	-
Cash provided by financing activities	1,679	-

Change in cash	-	(2,329)

Cash at beginning of the period	-	4,179

Cash at end of the period	$-	$1,850

Supplemental Disclosure of Non-Cash Investing Activities
Acquisition of a business:

Assets acquired and liabilities assumed:
Working capital	$(32)
Property, plant and equipment	315
Intangible assets	226
	509
Less: cash acquired	(62)
Less: note due to seller	(309)
	$138